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Exhibit 99(a)(1)

OFFER TO EXCHANGE OUTSTANDING OPTIONS
GRANTED DURING THE PERIOD JUNE 1, 1999,
THROUGH MAY 31, 2000,
FOR SHARES OF RESTRICTED STOCK

The offer and withdrawal rights expire at 5:00 p.m., Pacific Daylight Time, on September 28, 2001, unless the offer is extended.

UNOVA, Inc., is offering employees the opportunity to exchange certain outstanding stock options granted during the period June 1, 1999, through May 31, 2000 (the "eligible options"), for restricted shares of our common stock, which we refer to as "restricted stock". If you want to accept this offer with respect to any eligible options you received in a grant, you must accept the offer with respect to all eligible options you received as part of the same grant. We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange" and in the related Cover Letter (which together, as they may be amended from time to time, constitute the "offer"). This offer is not conditioned upon a minimum number of options being exchanged. This offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

Which options are eligible options? All options, whether vested or unvested, granted during the period from June 1, 1999, through May 31, 2000, that are currently outstanding under the UNOVA, Inc. 1999 Stock Incentive Plan (our "1999 plan") are eligible options.

Who can participate in the exchange? You can participate in this exchange only if you hold eligible options and you are an employee of UNOVA, one of our U.S. subsidiaries, or certain of our non-U.S. subsidiaries on the date this offer is made and on the date this offer expires.

Do I have to tender all of my options? You are not required to tender any or all of your eligible options. However, if you elect to participate in this exchange with respect to ANY eligible options, you must also exchange all eligible options issued to you as part of the same grant. All options granted on the same date are considered part of a single grant, even if they are covered by more than one stock option agreement.

What will I receive in exchange for my eligible options? If you participate in this exchange you will receive shares of restricted stock issued under the UNOVA, Inc. 2001 Stock Incentive Plan (our "2001 plan") or our 1999 plan. The shares of restricted stock will be subject to forfeiture and restrictions on transfer until the restrictions lapse (at which time the shares "vest") under the terms of a new restricted stock agreement between you and us. For every four eligible option shares you exchange, you will receive one share of restricted stock. For example, if you exchange eligible options exercisable for 1,000 shares of common stock, you will receive 250 shares of restricted stock. The exact number of option shares that you have now is set forth in the enclosed personalized election form. You will not be required to pay cash for the shares of restricted stock you receive in the exchange. However, there are tax consequences for United States taxpayers upon the vesting of the shares of restricted stock as described in this Offer to Exchange. The tax and other legal consequences for taxpayers outside the United States will vary depending on the country in which you reside, as described on the separate Addendum describing these consequences provided for your country.

What is the vesting period of the restricted stock? The shares of restricted stock will vest over a three-year period that will begin on the exchange date if the Offer to Exchange is not extended. One-third of the shares of restricted stock you receive will vest on the first, second and third anniversary dates of the exchange date (October 2, 2002, 2003 and 2004, unless the Offer to Exchange is extended). Vesting will only occur, however, if you are employed by UNOVA or one of our subsidiaries on the vesting dates.

Are there any special tax considerations? If you are a United States taxpayer, there are no immediate tax consequences of receiving restricted stock in exchange for your options, unless you make an election under Section 83(b) of the Internal Revenue Code, as discussed in this Offer to Exchange. However, upon vesting in the restricted stock, you will be required to recognize additional compensation income in an amount equal to the fair market value of the vested shares, determined at the time of vesting. If you are not a United States taxpayer, the tax consequences will depend on the tax laws of the country in which you reside, which are summarized in the Addendum for your country enclosed with this Offer to Exchange. As described in this Offer to Exchange, you will be required to pay any withholding tax obligations that will arise at the time of the grant or vesting of your restricted stock by a check made payable to UNOVA (or the UNOVA subsidiary that employs you), by a payroll deduction that you authorize, or by a combination of the two methods. If your current eligible options are incentive stock options, and you elect not to exchange them for restricted stock, you should review the discussion of certain tax consequences contained in this Offer to Exchange.

What does the company recommend that I do? Although our Board of Directors has approved this offer, it recognizes that the decision to accept is an individual one that should be based on a variety of factors. You should consult with your personal advisors if you have questions about your financial or tax situation. We are not making a formal recommendation to employees as to whether or not to accept this offer. However, if you anticipate that you will not be an employee of UNOVA or one of our subsidiaries when the shares begin to vest, see the discussion in Question 10 of the Summary of Terms section of this document. Shares of our common stock are listed on the New York Stock Exchange under the symbol "UNA". On August 22, 2001, the closing price of our common stock on the NYSE was $6.54 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options. You should direct questions about this offer or requests for assistance or for additional copies of this Offer to Exchange or the Cover Letter to Larry N. Colson by telephone at 818.992.2944 or by email to lcolson@unova.com.

IMPORTANT

    Regardless of whether you accept or reject this offer, you must complete and sign the personal election form and return it to Larry Colson, Vice President Human Resources, at UNOVA, Inc., 21900 Burbank Boulevard, Suite 300, Woodland Hills, CA 91367-7418 or by fax to 818.992.2848 before 5:00 p.m., Pacific time, on September 28, 2001. You do not need to return your stock option agreements for your eligible options to effectively elect to accept this offer.

    We are not making this offer to, and we will not accept any options from, option holders in any jurisdiction where it would be illegal to do so or where we could not lawfully accomplish the exchange without incurring costs that in our sole discretion we deem unjustifiable. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction. The information about this offer from UNOVA is limited to this document and the enclosed Cover Letter.

ii

*
Each employee of a non-U.S. UNOVA subsidiary will receive an addendum specific to such employee's country.

iii

Summary Term Sheet

    The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the remainder of this Offer to Exchange and the accompanying Cover Letter, because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q.1. What securities are we offering to exchange?

    We are offering to exchange all stock options granted during the period from June 1, 1999, through May 31, 2000, that are outstanding under our 1999 plan, other than options held by individuals who are not employees of UNOVA, one of our U.S. subsidiaries, or certain of our non-U.S. subsidiaries on the date this Offer to Exchange is made or who will not be employees of UNOVA or one of those subsidiaries on the date it expires. In return for your tender of eligible options, you will receive a certain number of restricted shares of our common stock, which we refer to as "restricted stock". (See Section 1.) We use the term "1999 plan" to refer to the UNOVA, Inc. 1999 Stock Incentive Plan. We use the term "eligible subsidiaries" to refer to those subsidiaries whose employees are eligible to participate in this offer.

Q.2. How many shares of restricted stock will I receive in exchange for the options I tender?

    For each four eligible option shares you surrender for exchange, you will receive one share of restricted stock. The exact number of option shares that you have now is set forth in the enclosed personalized election form. (See Section 5.) Here are some examples:

Number of Options Exchanged	Restricted Stock Issued	Shares of Restricted Stock Vesting Oct. 2, 2002	Shares of Restricted Stock Vesting Oct. 2, 2003	Shares of Restricted Stock Vesting Oct. 2, 2004
500	125	42	42	41
1,000	250	83	83	84
4,000	1,000	333	333	334

    You will not be required to pay cash for the shares of restricted stock you receive. However, depending on the country in which you pay taxes, there will be tax consequences upon the grant or vesting of shares of restricted stock that will require you to pay the withholding tax by a check made payable to UNOVA (or the UNOVA subsidiary that employs you) or by a payroll deduction that you authorize. You can also arrange for payment of withholding tax by a combination of either of those two methods of payment. (See Question 18 and Section 8.)

Q.3. What is restricted stock?

    Unlike options, where the option holder has only a right to purchase shares of common stock at a certain price, when you receive restricted stock you become a holder of actual shares of our common stock, issued at no additional cost to you. These shares are considered "restricted", because they will be subject to forfeiture and restrictions on transfer until the restrictions lapse, at which time the shares "vest". The forfeiture and transfer restrictions will be set forth in a restricted stock agreement entered into between you and us. (See Question 12.) Once shares of restricted stock have vested, those shares will be yours to hold, transfer or sell as you desire, subject to applicable securities laws and payment of withholding taxes. (See Section 8.)

Q.4. Why are we making the offer?

    We believe that stock ownership by employees in UNOVA is a strong motivating factor in aligning their interests with those of other shareholders. Our stock plans were designed for this purpose, as well as to create strong incentives for employee retention and workforce stability. Regrettably, these intended purposes have been negatively affected by the fact that our current stock price is less than the exercise price of many outstanding options. By permitting employees now to exchange eligible stock options for shares of restricted stock, we believe their performance incentive will increase, which in turn should increase overall shareholder value. (See Section 2.)

Q.5. If I elect to exchange eligible options, do I have to exchange all of my options or can I just exchange some of them?

    You are not required to exchange any or all of your eligible options. However, if you accept this offer with respect to any eligible option that is part of a grant of options that you received, you must also exchange any other options issued to you as part of the same grant. Options are considered part of the same grant if they were granted on the same date, even if they are covered by more than one stock option agreement. (See Section 1.)

Q.6. Are there conditions to the offer to exchange?

    There are no specific conditions to this Offer to Exchange other than your continued employment. However, upon expiration of this Offer to Exchange (which will be on September 28, 2001, at 5:00 p.m., Pacific time, unless we extend it), we will decide either to accept all of the properly tendered options or to reject them all. (See Section 6.)

Q.7. Are there any eligibility requirements I must satisfy in order to receive the restricted stock?

    You must be an employee of UNOVA or one of our eligible subsidiaries on the date this Offer to Exchange is made and you must continue to be an employee of UNOVA or one of those subsidiaries on the date it expires. If you are not an employee of UNOVA or one of those subsidiaries on either of those dates, you will not be eligible to accept this offer. Being given the opportunity to exchange stock options for restricted stock, or having restricted stock, is no guarantee of future employment.

Q.8. When will I receive my restricted stock?

    The grant of the restricted stock will be effective as of October 2, 2001, unless we extend this Offer to Exchange or unless we decide to reject all tendered options. (See Section 6.) We expect to distribute the restricted stock agreements within approximately six weeks after the expiration of this Offer to Exchange. (See Section 5.) Your award of restricted stock will be evidenced by a restricted stock agreement between you and us, but you will not receive a stock certificate for the restricted stock. Until the restricted stock vests, it will be held in the custody of UNOVA's corporate secretary. As the shares vest, assuming you have signed the required restricted stock agreement and all of the necessary related documents, they will be deposited in book entry form into your account with Mellon Investor Services, Inc., our transfer agent. (See Question 20.) If you later wish to obtain a stock certificate for your shares, transfer them to your individual broker or sell them, you may do so by calling Mellon at 888.216.7265.

Q.9. What is the vesting schedule for the restricted stock?

    The shares of restricted stock will vest over a three-year period that will begin on the exchange date (assuming your continued employment). One-third of the shares of restricted stock you receive will vest on the first, second and third anniversary dates of the exchange date (October 2, 2002, 2003 and 2004, unless the Offer to Exchange is extended). Vesting will only occur, however, if you are employed by UNOVA or one of our subsidiaries on the vesting date. Even if the options you exchange are partially or fully vested, the shares of restricted stock you receive will not be vested and will be subject to the new vesting period. The above vesting schedule is subject to payment of applicable withholding taxes. (See Question 20.)

Q.10. What if I do not expect to be an employee one year from the exchange date when the shares of restricted stock begin to vest?

    If you will not be an employee on the day that is one year after the exchange date, when the shares of restricted stock begin to vest, we recommend that you not accept the offer. Your eligible options may currently be fully or partially vested. If you do not accept the offer, then when your employment with UNOVA or a subsidiary ends, you generally will be able to exercise your eligible options for three months, to the extent those options are vested, on the day your employment ends. However, if you accept the offer, your eligible options will be cancelled. If you do not expect to be an employee one year from the exchange date, the shares of restricted stock you receive will not vest at all before your employment ends. As a result, when your employment ends, you will forfeit your shares of restricted stock. (See Question 17 and Section 8.)

Q.11. Under what circumstances will I forfeit the restricted stock I receive in this exchange?

    Prior to vesting, your unvested stock will be forfeited completely if you leave UNOVA or one of our subsidiaries for any reason, other than due to your death or disability, including voluntary resignation or termination of your employment by us without cause. Whatever shares vest while you remain a UNOVA employee are yours to keep even after you leave. However, if your employment terminates due to your death or disability or if there is a "change of control" of UNOVA, which is defined in our 2001 plan and our 1999 plan, all of the restrictions on your restricted stock will automatically terminate, and your shares of restricted stock will become fully vested and, subject to applicable securities laws, freely transferable. (See Section 8.)

Q.12. What are the other restrictions on the restricted stock?

    The restrictions on the restricted stock you will receive in this exchange will be set forth in the restricted stock agreement. Restricted stock generally may not be sold, transferred, assigned, pledged (except as security for a loan to provide funds to pay the option price for UNOVA stock options), or otherwise encumbered or disposed of until the stock vests. Until then, the restricted stock will be held in the custody of UNOVA's corporate secretary. Once the restricted stock has vested, all restrictions will be removed and the stock will no longer be subject to forfeiture. (See Section 8.)

Q.13. Will I receive a stock certificate representing the restricted stock?

    Your award of restricted stock will be evidenced by the restricted stock agreement between you and us, and you will not receive a stock certificate for the restricted stock. Until the restricted stock vests, it will be held in the custody of UNOVA's corporate secretary. On the first vesting date, if you are still employed by us or one of our subsidiaries and have signed the restricted stock agreement and related documents, the number of shares of common stock corresponding to one-third of your original award of restricted stock will be electronically deposited in book entry form into your account with Mellon Investor Services, Inc., our transfer agent. (See Question 20.) Mellon will send you a book entry statement. On each of the subsequent vesting dates, if you are still employed by us or one of our subsidiaries and have signed the restricted stock agreement and related documents, the number of shares of common stock corresponding to one-third of your original award of restricted stock will be electronically deposited into your account with Mellon. (See Question 9.) Remember that withholding tax must be paid each year based on the market value of the restricted stock on the vesting date. You must pay UNOVA by check or by a payroll deduction, or by a combination of those two methods. If you do not make arrangements with us for payment, we or our eligible subsidiary will withhold the entire amount from your paycheck until all withholding has been paid in full. (See Question 20.)

Q.14. Am I entitled to exercise any rights of ownership of restricted stock while the stock is subject to restriction?

    Once the restricted stock is issued, you will be treated as a UNOVA stockholder. Although we have not paid and do not expect to pay cash dividends, you will have the right to receive any dividends, if and when declared by UNOVA's Board of Directors, as well as voting and other stockholder rights (subject to the transfer and forfeiture restrictions discussed above) with respect to all shares of restricted stock that you receive in the offer as of the date we issue the restricted stock. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders.

Q.15. Will the restricted stock ever expire?

    Shares of restricted stock do not need to be "exercised" after they vest. Accordingly, unlike options, the restricted stock does not expire. Rather, vesting just means that the forfeiture and transfer restrictions will cease to apply, and you will own the shares outright. As a result, the stock will be yours to hold, and after it vests, you are free to transfer or sell it as you desire, subject to applicable securities laws.

Q.16. What is the source of the common stock that will be used to exchange for my options?

    The restricted stock to be offered to option holders will be issued under our existing 2001 plan or 1999 plan and will be drawn from the pool of common stock currently authorized for issuance under those plans. All options returned to us in the tender offer will be cancelled, thereby permitting the issuance of the restricted stock and providing additional stock for future awards under our 1999 plan. (See Section 11.)

Q.17. How would my retirement affect the offer, my options or any restricted stock I receive?

    Upon your retirement, your employment by UNOVA or one of our eligible subsidiaries will terminate. Therefore, if you retire before the expiration date of this offer, you will not be entitled to participate in the Offer. Furthermore, if you retire before the first anniversary of the exchange date, you will forfeit all of your unvested shares of restricted stock due to the termination of your employment. On the other hand, generally you will have the right to exercise any vested options after your retirement until the expiration of the stated term of your options. If you expect to retire prior to the time that your shares of restricted stock vest, see Question 10.

Q.18. Will I have to pay taxes if I exchange my options in the offer?

  For United States taxpayers:

    If you are a United States taxpayer, there will be no immediate tax consequences of receiving restricted stock in exchange for your options, unless you make an election under Section 83(b) of the Internal Revenue Code. If you make a Section 83(b) election, you will be required to report as compensation income the fair market value of the restricted stock on the date of the exchange, based on the average of the high and low selling prices of our common stock on the vesting date, as reported in the composite transactions of The Wall Street Journal, and to pay us an amount equal to the withholding tax obligation that arises at that time.

    If you do not make such an election, upon the day of vesting in the restricted stock, you will be required to recognize additional compensation income in an amount equal to the fair market value of such restricted stock, based on the average of the high and low selling prices of our common stock on the vesting date, as reported in the composite transactions of The Wall Street Journal. It is your obligation to assure that the withholding tax is promptly paid. This can be done in one of two ways.

First, you can send UNOVA (or the UNOVA subsidiary that employs you) a check for the amount necessary to pay the mandatory withholding taxes. Second, you can authorize us to withhold from your next paycheck an amount equal to the mandatory withholding taxes or any lesser amount that you have not paid to us by check. In California, for example, the mandatory withholding taxes would be approximately 35% of your compensation income, consisting of 27.5% federal, 6% state, 1.45% medicare, and possibly FICA, depending upon how much FICA has already been withheld that year. Your local payroll department will contact you in advance of each vesting date to tell you the estimated amount of withholding tax to pay. To the extent that we overestimate or underestimate the amount of the withholding tax, we will accordingly increase or decrease your next payroll check by the amount of the discrepancy. If you do not make arrangements with us in advance for payment of withholding taxes, we will deduct the full amount from your paychecks until all withholding tax has been paid in full. (See Question 20.) We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer, including tax basis and holding period. (See Section 13.)

  For taxpayers who reside outside of the United States:

    If you are an employee residing outside of the U.S. and we have made this offer to you, the tax and other legal implications of electing to exchange your eligible stock options for restricted stock will substantially differ from those described above. In that instance, you may be liable for tax and social insurance contributions on the fair market value of the restricted stock at the time it is granted to you in connection with your exchange of eligible options. In addition, you may have exchange control reporting obligations associated with the transfer of funds in connection with the restricted stock or the ownership of foreign shares of stock. A general summary of the tax and other legal implications of the exchange in your country can be found in the Addendum enclosed with this Offer to Exchange for employees residing outside of the United States. However, this summary is general in nature and may not apply to your specific circumstances. Therefore, you should consult a tax advisor in your own country to determine the tax and other legal consequences that apply to your specific circumstances. (See Section 13.)

Q.19. If I have incentive stock options, what happens if I elect not to exchange them in this offer to exchange?

    You will not be subject to current income tax if you elect not to exchange your eligible incentive stock options for restricted stock. We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the IRS may characterize our offer to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that the options are modified could extend the period of time that you are required to hold the options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options. (See Section 13.) However, any assertion by the IRS, even if successful, will not affect the exercise price or vesting schedule of your stock options.

Q.20. How will withholding taxes be handled when my restricted stock vests?

  For United States taxpayers:

    Unless you make an election under Section 83(b) of the Internal Revenue Code, as your restricted stock vests, you will be required to recognize compensation income in an amount equal to the fair market value of the vesting shares, based on the average of the high and low selling prices of our common stock on the vesting date, as reported in the composite transactions of The Wall Street Journal. This means that the compensation income will be reflected on your year-end W-2, and we will have an obligation to withhold certain federal and state income and payroll taxes (which are commonly referred to as "withholding taxes"), much like the obligation that arises when you exercise a non-qualified stock option or when we pay you your salary or a bonus. In order to facilitate the payment of this withholding tax obligation, we will ask you approximately a month before the vesting date how you would like to arrange for payment of your withholding taxes. You may want to pay them by a check made payable to UNOVA (or the UNOVA subsidiary that employs you) or by an authorized payroll deduction or a combination of the two methods. Specifically, the following will happen:

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  Approximately 30 days before each vesting date, we will inform you of the estimated amount of withholding taxes you will be required to pay when your restricted stock vests. We will also ask you whether you would like to pay the withholding taxes

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  by delivering us a check made payable to UNOVA (or to the UNOVA subsidiary that employs you);

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  by having us withhold additional amounts from the paycheck you receive immediately after the vesting date; or

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  by a combination of those two methods of payment.

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  Whether you want to pay your withholding taxes by a check or authorized payroll deduction, you will be required to give us your check or authorization form no later than ten days before the vesting date.

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  To the extent that we overestimate or underestimate the amount of the withholding tax that you will pay us by check, we will accordingly increase or decrease your next payroll check after the vesting date by the amount of the discrepancy.

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  If you do not make arrangements with us for payment of your withholding obligation, we will deduct the full amount from your paychecks until the obligation is paid in full. As a result of such a deduction, your net pay may be reduced substantially for one pay period or you may not receive any net pay for one or more pay periods.

If you make an election under Section 83(b) of the Internal Revenue Code, you will be required to notify us when you make the election. At that time, we will notify you of the amount of the withholding tax due in connection with your election and give you the option of arranging for payment of that obligation in the manner described above. (See Section 13.)

  For taxpayers who reside outside of the United States:

    If you reside outside of the United States, your obligation to pay withholding for income tax, social insurance, national insurance contributions, payroll taxes or other taxes will depend on the country of your tax residence. The enclosed Addendum for your country describes generally the tax consequences of your election to accept the offer to exchange eligible options for restricted stock. If you become liable for payment of withholding taxes in your country, UNOVA or the subsidiary that employs you will notify you of the estimated amount of the obligation and give you the option of paying it in the manner described above for United States taxpayers. (See Section 13.)

Q.21. When does the offer to exchange expire? Can the offer be extended, and if so, how will I know if it is extended?

    The offer expires on September 28, 2001, at 5:00 p.m., Pacific time, unless we extend it. No exceptions will be made to this deadline. Although we do not currently intend to do so, we may, in our discretion, extend the Offer to Exchange at any time. If we extend the Offer to Exchange, we will publicly announce the extension no later than 9:00 a.m., Pacific time, on October 1, 2001. (See Section 15.)

Q.22. What do I need to do?

    Whether you accept the offer or not, you need to make your election and sign the election form and deliver it to Larry N. Colson at UNOVA, Inc., 21900 Burbank Boulevard, Suite 300, Woodland Hills, CA 91367-7418 or by fax to 818.992.2848 before 5:00 p.m., Pacific time, on September 28, 2001, unless the Offer to Exchange is extended.

    Your election will be effective only upon receipt of your election form by Larry N. Colson of UNOVA. If you work in our Woodland Hills office, the best way to ensure timely delivery is to personally deliver your completed election form to Mr. Colson. If you work elsewhere, we recommend that you send it by fax or, if necessary, by mail or courier, and then follow up with a telephone call or email to confirm receipt by the deadline. Regardless of whether you accept or reject this offer, you must complete and sign the election form and return it to Mr. Colson by the deadline. If you have questions about delivery, you may contact Mr. Colson by telephone at 818.992.2944 or by email at lcolson@unova.com. You should review the Offer to Exchange, the Cover Letter, the election form and all of the attachments before making your election. We will only accept a paper copy of your election form. Delivery by email will not be accepted. If we extend the Offer to Exchange beyond September 28, 2001, then you must sign and deliver the election form before the extended expiration of the offer. We may reject any eligible options to the extent that we determine the election form is not properly completed or to the extent that we determine it would be unlawful to accept the options or we determine in our sole discretion that we could not lawfully accomplish the exchange without incurring costs which we in our sole discretion deem unjustifiable. If you do not sign and deliver the election form before the offer expires, it will have the same effect as if you rejected the offer. (See Section 3.)

Q.23. During what period of time may I change my previous election?

    You may change your previous election at any time before 5:00 p.m., Pacific time, on September 28, 2001. If we extend the Offer to Exchange beyond that time, you may change your previous election at any time until the extended expiration of the Offer to Exchange. To change your election, you must deliver a change of election form and a new personal election form to Larry N. Colson as noted above. You may change your election more than once. In addition, you will also have the right to withdraw your tendered options after the expiration of forty business days from the date of commencement of this offer, unless your tendered options have been accepted by that time. We intend to make our decision to either accept all properly tendered options or to reject them all on the business day after this offer expires. (See Sections 4 and 6.)

Q.24. Do I have to return an election form if I do not want to exchange my options?

    Whether you accept the offer or not, you need to complete and deliver the election form to Larry N. Colson at UNOVA, Inc., 21900 Burbank Boulevard, Suite 300, Woodland Hills, CA 91367-7418, or by fax to 818.992.2848 by the deadline specified above. (See Question 22.)

Q.25. What happens to my options if I do not accept the offer or if my options are not accepted for exchange?

    Nothing. If you do not accept the offer, or if we do not accept any returned options (see Question 6), you will keep all of your current options, and you will not receive any restricted stock. No changes will be made to your current options. However, if you currently have incentive stock options that are eligible options under this offer and you do not accept the offer, see Question 19 above.

Q.26. What do we and our Board of Directors think of the offer to exchange?

    Although our Board of Directors has approved this offer, it recognizes that the decision to accept is an individual one that should be based on a variety of factors. As a result, you should consult with your personal advisors if you have questions about your financial or tax situation. UNOVA is not making a formal recommendation to employees as to whether or not to accept this offer. However, if you anticipate that you will not be an employee of UNOVA or one of our subsidiaries when the shares of restricted stock begin to vest, see the discussion in Questions 10 and 17 above.

Q.27. What if I am an employee of one of UNOVA's non-U.S. subsidiaries that is an eligible subsidiary?

    We are providing each employee of an eligible non-U.S. subsidiary who has eligible options with an addendum to this offer that describes the tax and other legal consequences in his or her country upon acceptance of the offer. All other terms of the offer, including the termination date, the exchange date, the methods of accepting and withdrawing your offer, and the methods of paying any withholding tax obligation, are the same as described in the Offer to Exchange.

Q.28. What if I am an employee of one of UNOVA's non-U.S. subsidiaries that is not an eligible subsidiary?

    Due to certain regulatory and tax issues in countries where we have subsidiaries that are not eligible subsidiaries, we have limited this offer to employees of UNOVA and its eligible subsidiaries. As a result, even if you have eligible options, if you are an employee of one of our non-U.S. subsidiaries that is not an eligible subsidiary, you are not eligible to participate.

Q.29. Is there any information regarding UNOVA that I should be aware of?

    Your decision of whether to accept or reject this offer should take into account the factors described in this document as well as the various risks inherent in our business. These risks include, but are not limited to: fluctuations in the strength of the automotive and aerospace markets; technological changes and developments; the presence of competitors with greater financial and other resources; the availability and cost of materials and supplies; relations with our employees; our ability to manage operating costs; worldwide political stability and economic conditions; regulatory uncertainties; and operating risks associated with international operations. You should talk to your personal advisors regarding these and other risks.

    In addition, before making your decision you should carefully review the information about UNOVA set forth in Section 9 of this document. That section also explains where you can find additional information about us, including certain financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2000, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, and June 30, 2001, which have been filed with the Securities and Exchange Commission. (See Section 9.)

Q.30. What are the accounting consequences to UNOVA of making this offer?

    Generally speaking, neither the shares of restricted stock issued in exchange nor the eligible options that are not returned under this offer will be treated for financial reporting purposes as variable awards. However, we will record a non-cash compensation expense ratably over the three-year vesting period based on our common stock's market price on the exchange date. (See Section 11.)

Q.31. Who can I talk to if I have questions about the offer?

    For additional information or assistance, you should contact: Larry N. Colson by telephone at 818.992.2944 or by email at lcolson@unova.com. You should consult your personal advisors if you have questions about your financial or tax situation.

The Offer

1.  Number of shares of restricted stock; expiration date.

    We are offering to exchange shares of restricted stock in return for all eligible options. Eligible options are all outstanding options granted during the period from June 1, 1999, through May 31, 2000, that are outstanding under the UNOVA, Inc. 1999 Stock Incentive Plan, which we refer to as our "1999 plan". This option plan is considered an employee benefit plan as defined in Rule 405 under the Securities Act. In order to participate you must be an employee of UNOVA, one of our U.S. subsidiaries, or certain of our non-U.S. subsidiaries on the date this Offer to Exchange is made and must continue to be an employee of UNOVA or one of those subsidiaries on the date it expires. We have appended as Schedule B a list of the countries where we have subsidiaries whose employees are eligible to participate in this Offer to Exchange and refer to them as "eligible subsidiaries". If you elect to participate in this offer with respect to any eligible option, you must also return any options issued to you as part of the same grant as the eligible options you wish to exchange. Options are considered part of the same grant if they were granted on the same date. If you have two sets of eligible option grants that are unrelated (in other words, they were not granted on the same date), you may elect to accept the offer with respect to one set of eligible options, but not the other set. Our offer is subject to the terms and conditions described in this Offer to Exchange and the Cover Letter. We will not accept options unless they are properly returned and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the offer expires on the expiration date, as defined below. For every four eligible option shares that are exchanged, you will receive one share of restricted stock. The exact number of option shares that you have now is set forth in the enclosed personalized election form. You will not be required to pay cash for the shares of restricted stock you receive in the exchange. However, as further discussed in Section 13 below, there are tax consequences that will require you to arrange for payment of the tax by check or an authorized payroll deduction or a combination of those two methods. We will not issue any fractional shares of restricted stock and will round up all fractional shares to the nearest whole share. All shares of restricted stock will be issued under either our 1999 plan or the UNOVA, Inc. 2001 Stock Incentive Plan (our "2001 plan") and pursuant to a restricted stock agreement between you and us. The term "expiration date" means 5:00 p.m., Pacific time, on September 28, 2001, unless and until we, in our discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "expiration date" will refer to the latest time and date at which the offer expires. See Section 15 for a description of our rights to extend, delay, terminate and amend the offer and Section 6 for a description of our rights to accept all of the properly tendered options or to reject them all. If we decide to take any of the following actions, we will publish a notice:

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  increase or decrease what we will give you in exchange for your options;

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  increase or decrease the number or type of options eligible to be exchanged in the offer; or

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  extend the offer period.

    If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of at least ten business days after the date the notice is published. A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific time.

2.  Purpose of the offer.

    We believe that stock ownership by employees in UNOVA is a strong motivating factor in aligning their interests with those of other shareholders. Our stock plans were designed for this purpose, as well as to create strong incentives for employee retention and workforce stability. Regrettably, these intended purposes have been negatively affected by the fact that our current stock price is less than the exercise price of many outstanding options. By permitting employees now to exchange eligible stock options for shares of restricted stock, we believe their performance incentive will increase, which in turn should increase overall shareholder value. Although our Board of Directors has approved this offer, we recognize that the decision to accept is an individual one that should be based on a variety of factors. Accordingly, you should consult with your personal advisors if you have questions about your financial or tax situation. We are not making a formal recommendation to employees as to whether or not to accept this offer. However, if you anticipate that you will not be an employee of UNOVA or one of our eligible subsidiaries when the shares begin to vest, see the discussion in Questions 10 and 17 above.

3.  Procedures.

  Making your election.

    To accept or reject this offer, you must make your election on the personal election form and sign and deliver it by hand, courier or mail to Larry N. Colson at UNOVA, Inc., 21900 Burbank Boulevard, Suite 300, Woodland Hills, CA 91367-7418, or by fax to him at 818.992.2848 no later than the expiration date.

    Your election will be effective upon receipt by Mr. Colson. If you work at our Woodland Hills office, the best way to ensure timely delivery is to deliver it personally to Mr. Colson. To ensure timely delivery if you work elsewhere, we recommend that you send your completed election form by fax or, if necessary, by courier or mail, and then follow up with a telephone call or email to confirm receipt by the deadline. Regardless of whether you accept or reject this offer, you must complete and sign the election form and return it to Mr. Colson by the deadline. We will only accept a paper copy of your election form. Delivery by email will not be accepted. You do not need to return your stock option agreements for your eligible options to effectively elect to accept the offer.

  Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

    We will determine, at our discretion, all questions as to the number of shares subject to eligible options, and the validity, form, eligibility (including time of receipt) and acceptance of election forms and change of election forms. Our determination of these matters will be final and binding on all parties. We may reject any election form, change of election form or returned options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the returned options or that we could not lawfully accomplish the exchange without incurring costs which in our sole discretion we determine are unjustified. As described in Section 6, we will make a decision either to accept all of the properly tendered options or to reject them all on the business day after this Offer to Exchange expires. We may waive any defect or irregularity in any election form or change of election form with respect to any particular options or any particular option holder. No options will be properly tendered until all defects or irregularities have been cured by the option holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of any defects or irregularities.

  Our acceptance constitutes an agreement.

    If you elect to exchange your options and you return your eligible options according to the procedures described above, you will have accepted the terms and conditions of the offer. Our acceptance of eligible options that are properly returned will form a binding agreement between us and you on the terms and subject to the conditions of this offer on the business day after this Offer to Exchange expires. In addition, you will be required to enter into a restricted stock agreement governing the terms of your restricted stock.

4.  Change in election.

    You may change your election only by following the procedures described in this Section 4. If you elect to accept the offer and exchange your options and you later want to change your election to reject the offer, you must reject the offer with respect to all your eligible options that are part of the same grant. No partial rejections of options that are part of the same grant will be accepted. Similarly, if you elect to reject the offer and you later want to change your election to accept the offer and exchange your options, you must accept the offer with respect to all your eligible options that are part of the same grant. In all cases, however, if you accept the offer with respect to any eligible options, you must also accept the offer with respect to all other eligible options that you hold that are part of the same grant. We will only accept a paper copy of your change of election form and your new personal election form. Delivery by email will not be accepted. You may change your election at any time before 5:00 p.m., Pacific time, on September 28, 2001. If we extend the offer beyond that time, you may change your election at any time until the extended expiration of the offer. To change your election, you must deliver a change of election form and a new election form by hand, courier or mail to Larry N. Colson at UNOVA, Inc., 21900 Burbank Boulevard, Suite 300, Woodland Hills, CA 91367-7418, or by fax to him at 818.992.2848 before the offer expires. (See Section 3.) The change of election form must be signed and dated by you and have your name on it. The new election form also must be signed and dated by you and must clearly indicate whether you elect to accept or reject the offer. You will have the right to withdraw your tendered options after the expiration of forty business days from the date of commencement of this offer unless your tendered options have been accepted by that time. As discussed in Section 6, we intend to make our decision either to accept all properly tendered options or to reject them all on the first business day after this offer expires. Neither we nor any other person is obligated to give notice of any defects or irregularities in any change of election form or a new election form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, at our discretion, all questions as to the form and validity, including time of receipt of change of election forms and new election forms. Our determinations of these matters will be final and binding.

5.  Acceptance of options for exchange and cancellation and issuance of restricted stock.

    On the terms and subject to the conditions of this Offer to Exchange, if we decide to accept all properly tendered options as described in Section 6, we will exchange the eligible options and cancel all options properly returned and not validly withdrawn before the expiration date. Within approximately six weeks after expiration of this offer, you will receive your new restricted stock agreement. The exchange date, and the effective issue date for the shares of restricted stock, will be October 2, 2001, unless the Offer to Exchange is extended. For every four eligible option shares validly exchanged, you will receive one share of restricted stock as described in Section 1. If you are not an employee of UNOVA or one of our eligible subsidiaries on the date this Offer to Exchange is made or you are not an employee of UNOVA or one of our eligible subsidiaries on the date it expires, you will not be eligible to accept this offer.

6.  Conditions of the offer.

    Upon expiration of this Offer to Exchange (which will be on September 28, 2001, at 5:00 p.m., Pacific time, unless we extend it), we will promptly decide either to accept all of the properly tendered options or to reject them all. If we decide to reject them all, we will communicate this to you by 5:00 p.m., Pacific time, on the business day after this Offer to Exchange expires (which will be on October 1, 2001, unless we extend it). If we accept all of the properly tendered options they will be exchanged and cancelled as described herein. If we reject them all, you will keep all of your current options, and you will not receive any restricted stock. This condition to the Offer to Exchange is for our benefit, and the decision to accept or reject all properly tendered options is in our sole discretion.

7.  Price range of common stock.

    Our common stock is listed on the New York Stock Exchange under the symbol "UNA". The following table sets forth, for the periods indicated, the average of the high and low selling prices of our common stock on the NYSE.

UNOVA Stock Performance By Quarter 1999-Present
High, Low, & Average Closing Prices

    As of August 22, 2001, the last reported sale price of our common stock, as reported on the NYSE, was $6.54 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

8.  Source and amount of consideration; terms of restricted stock.

  Consideration.

    For every four eligible option shares that are exchanged, you will receive one share of restricted stock. The exact number and type of option shares that you have now is set forth in the enclosed personalized election form. As of August 22, 2001, there were issued and outstanding options to purchase 1,394,000 shares of our common stock that are eligible to participate in this Offer to Exchange. If we receive and accept for exchange all outstanding eligible options, we will reduce the outstanding eligible options to purchase 1,394,000 shares of our common stock and we will issue a total of 348,500 shares of restricted stock, which would equal approximately 0.6% of the total shares of our common stock outstanding as of August 22, 2001.

  Terms of restricted stock.

    The restricted stock will be issued pursuant to our 1999 plan or our 2001 plan and will be subject to all of the terms and conditions of the plan under to which it is granted. Our statements concerning our 2001 plan, our 1999 plan and the restricted stock are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our 2001 plan, our 1999 plan and the restricted stock agreement between you and us.

Separate forms of restricted stock agreement for U.S. and international employees have been filed as exhibits to our Tender Offer Statement on Schedule TO, which has been filed with the Securities and Exchange Commission (which we refer to as the "SEC") and a sample is included with this document. Please contact Larry N. Colson by telephone at 818.992.2944 or by email at lcolson@unova.com to receive copies of our 2001 plan, our 1999 plan or forms of restricted stock agreement. Copies will be furnished promptly at our expense. Awards of restricted stock under our 2001 plan or our 1999 plan may be made to any of our employees or officers. The shares of restricted stock you receive in exchange for tendered options accepted for payment will be subject to forfeiture and other restrictions until the shares vest. These restrictions include prohibitions against sale, assignment, transfer, exchange, pledge (except as security for a loan, the sole purpose of which is to provide funds to pay the option price for UNOVA stock options), hypothecation or other encumbrance, other than by will or the laws of descent and distribution, in each case until the shares have vested.

    Vesting.  The shares of restricted stock will vest over a three-year period that will begin on the exchange date, assuming your continued employment. One-third of the shares of restricted stock you receive will vest on the first, second and third anniversary dates of the exchange date (October 2, 2002, 2003 and 2004, unless the Offer to Exchange is extended). Vesting will only occur, however, if you are employed by UNOVA or one of our subsidiaries on the vesting date, unless your employment terminates due to your death or disability. In the case of your death or disability while employed, your unvested restricted stock will vest immediately. Even if the options you exchange are partially or fully vested, the shares of restricted stock you receive will not be vested and will be subject to the new vesting period.

    Forfeiture.  Prior to vesting, your restricted stock will be subject to complete forfeiture if you cease to be employed for any reason other than death or disability, including voluntary resignation or termination of your employment without cause.

  Change of control event.

    Upon a "Change of Control", which has the same definition in both our 2001 plan and our 1999 plan, all of the restrictions on your restricted stock will terminate, and your shares of restricted stock will become fully vested. Under both plans, a "Change of Control" is:

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  an acquisition by any person or group of 30% or more of either the then outstanding shares of UNOVA common stock or the combined voting power of the then outstanding UNOVA voting securities entitled to vote generally in the election of directors;

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  acquisitions directly from UNOVA or by UNOVA or by any employment benefit plan (or related trust) sponsored or maintained by UNOVA or by any corporation controlled by UNOVA are not included;

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  certain business combinations are not included if (i) persons or groups who are beneficial owners of UNOVA's common stock and voting securities immediately before the combination will beneficially own more than 60% of the common stock and voting securities of the company resulting from such combination in substantially the same proportions as their prior ownership of UNOVA's common stock and voting securities, (ii) no person or group will beneficially own 30% or more of either UNOVA's common stock or the combined voting power of UNOVA's voting securities entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the business combination, and (iii) at least a majority of the resulting company's board of directors will have been members of UNOVA's incumbent board of directors at the time of execution of the initial agreement or of the board action providing for such business combination;

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  a change in the majority of UNOVA's board of directors excluding any change in directors through the election of directors who were nominated by at least a majority of the then incumbent board of directors, but including any directors who became directors as a result of any actual or threatened election contest;

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  the approval by UNOVA stockholders of a business combination other than one that meets the requirements set forth above; or

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  the approval by UNOVA stockholders of a complete liquidation or dissolution of the company.

    The foregoing is merely a summary. You should refer to the plans for a more detailed definition of what constitutes a Change of Control.

  Stock certificates.

    Until your restricted stock vests, it will be held in the custody of the Secretary of UNOVA. You will not receive a stock certificate for the shares of restricted stock. Rather, your award of restricted stock will be evidenced by the restricted stock agreement between you and us, which you must sign in order to receive any restricted stock. On the first vesting date, if you are still employed by us and have signed the restricted stock agreement, the number of shares of common stock corresponding to one-third of your original award of restricted stock will be electronically deposited in book entry form into your account with Mellon Investor Services, Inc., our transfer agent. On each subsequent vesting date, if you are still employed by us, the number of shares of common stock corresponding to one-third of your original award of restricted stock will be electronically deposited in book entry form into your Mellon account. After your restricted shares have vested and been credited to your Mellon account, you may obtain a stock certificate for your shares, transfer them to your individual broker or sell them by calling Mellon at 888.216.7265. You will have dividend, voting and other stockholder rights (subject to the transfer and forfeiture restrictions discussed above) with respect to all shares of restricted stock you receive in the offer as of the date we issue the restricted stock to you. (UNOVA has never paid any dividends to holders of its common stock and has no plans to pay any cash dividends for the foreseeable future.) We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders.

  Tax consequences.

    If you are employed by UNOVA, Inc., or one of our U.S. subsidiaries, you should refer to Section 13 for a discussion of the U.S. federal income tax consequences of shares of restricted stock, the eligible options, as well as the consequences of accepting or rejecting the shares of restricted stock under this Offer to Exchange. If you are an employee based outside of the United States, you should refer to Section 14 and the Addendum for your country that has been provided to you with this Offer to Exchange. In either case, we recommend that you consult with your own advisor to determine the tax and other legal consequences of this transaction under the laws of the country in which you live and work.

  Registration of shares of restricted stock.

    All shares of restricted stock issuable in connection with this exchange have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of UNOVA, upon vesting you will be able to sell your shares of restricted stock free of any transfer restrictions under applicable United States securities laws.

9.  Information about UNOVA, Inc.

    UNOVA is an industrial technologies company providing global customers with solutions for improving their efficiency and productivity. We operate in two primary businesses: Automated Data Systems, or ADS, and Industrial Automation Systems, or IAS. The IAS businesses are further disaggregated into two reportable segments based on their respective markets: Integrated Production Systems, or IPS, and Advanced Manufacturing Equipment, or AME. Our ADS segment currently represents our wholly owned subsidiary Intermec Technologies Corporation. Intermec products and services include mobile computing solutions for the field worker, automated data collection systems for in-premise and site-based workers, wireless network systems for wireless enablement of an enterprise, and barcode label and printing solutions. Our IAS operations comprise the following divisions: Lamb Machining Systems, Lamb Body & Assembly Systems, Landis Grinding Systems, and Cincinnati Machine. Our IPS segment serves primarily the global automotive, off-road vehicle and diesel engine industries, and our AME segment satisfies customer needs in the aerospace, electronics, durable goods and general job shop markets. For the years ended December 31, 2000, 1999 and 1998, we reported revenues of $1,837.8 million, $2,108.7 million, and $1,662.7 million, respectively.

    Set forth below is selected summary historical financial information of UNOVA, Inc. The historical financial information has been derived from our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, each filed with the SEC and incorporated by reference herein. The information presented below should be read in conjunction with our consolidated financial statements and the notes thereto.

UNOVA, INC.
SUMMARY CONSOLIDATED FINANCIAL INFORMATION
(millions of dollars, except per share amounts)

		Year Ended December 31,
	Six Months Ended June 30, 2001
		2000	1999
STATEMENTS OF OPERATIONS:
Sales and Service Revenues	$814.9	$1,837.8	$2,108.7
Costs and Expenses
Cost of sales and service	597.5	1,426.6	1,501.0
Selling, general and administrative	190.2	430.2	454.4
Depreciation and amortization	32.1	67.3	66.0
Interest, net	17.4	30.5	38.0

Total Costs and Expenses	837.2	1,954.6	2,059.4

Other Income and Special Charges(a)	39.5	44.7

Earnings (Loss) before Income Taxes	17.2	(72.1)	49.3
Benefit (Provision) for Income Taxes	(29.9)	32.3	(19.7)

Net Earnings (Loss)	$(12.7)	$(39.8)	$29.6

Basic and Diluted Earnings (Loss) per Share	$(0.23)	$(0.71)	$0.54

BALANCE SHEET DATA (AT PERIOD END):
Current Assets	$878.4	$895.1	$1,110.3
Noncurrent Assets	$700.8	$825.6	$793.2
Current Liabilities	$592.5	$717.2	$662.5
Noncurrent Liabilities	$316.5	$315.7	$509.7
Book Value per Share(b)	$11.7
Tangible Book Value per Share(c)	$5.9

(a)
See note 8 to the consolidated financial statements included in the Company's quarterly report on Form 10-Q for a complete discussion of other income and special charges.

(b)
Book value per share was computed by dividing total shareholders' equity at June 30, 2001 by total common shares outstanding at June 30, 2001.

(c)
Tangible book value per share was computed by dividing total shareholders' equity less goodwill and other intangible assets at June 30, 2001 by total common shares outstanding at June 30, 2001.

    Except as otherwise described above or elsewhere in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

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  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

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  a purchase or sale of a material amount of our assets or any subsidiary's assets;

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  any material change in our present dividend rate or policy, or our indebtedness or capitalization;

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  any change in our present Board of Directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer's material terms of employment;

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  any other material change in our corporate structure or business;

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  our common stock not being authorized for trading on the NYSE;

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  our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

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  the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

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  the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with the option plans; or

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  a change in our certificate of incorporation or bylaws, or any actions, which may make it more difficult for any person to acquire control of our company.

    The Tender Offer Statement on Schedule TO that we filed with the SEC in connection with this Offer to Exchange incorporates certain financial information about UNOVA included in pages F-1 through F-24 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and in pages 1 through 9 of our quarterly report on Form 10-Q for the quarter ended June 30, 2001, which we have filed with the SEC. Please see Section 17 of this document for information about how to obtain additional copies of these pages or our other SEC filings. Among other things, you may find certain of our SEC filings on the UNOVA internet site, www.unova.com, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, reports of significant corporate developments on Form 8-K, our 1999 plan (contained in our 1999 proxy statement) and our 2001 plan (contained in our 2001 proxy statement).

10.  Interests of directors and officers; transactions and arrangements about the options.

    A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. A table listing of the eligible options that each of our officers holds, the percentage of all eligible options such officer holds, and the number of shares of restricted stock such officer has the right to acquire if he or she accepts the offer with respect to all eligible options is appended hereto as Exhibit I. Non-employee directors are not eligible to participate in this Offer to Exchange.

    Neither we nor any of our directors or executive officers, nor any of our affiliates or affiliates of our directors or executive officers, engaged in transactions involving the eligible options during the 60 days prior to this Offer to Exchange. Other than periodic purchases pursuant to the provisions of our option plans and ordinary course grants of stock options to employees, there have been no agreements, arrangements or understandings between us and any of our executive officers or any other person relating to the eligible options.

11.  Status of options acquired by us in the offer; accounting consequences of the offer.

    Eligible options that we acquire in connection with the offer will be cancelled. The shares of common stock that may be purchased under options granted under our 1999 plan will be returned to the pool of shares available for grants of new awards or options under our 1999 plan without further stockholder action, except as required by applicable law or the rules of the New York Stock Exchange or any other stock exchange or any securities quotation system on which our common stock is then listed or quoted. In general, neither the shares of restricted stock issued in exchange nor the eligible options that are not returned under this offer will be treated for financial reporting purposes as variable awards. However, we will record a non-cash compensation expense over the three-year vesting period based upon our common stock's market price on the exchange date.

12.  Legal matters; regulatory approvals.

    We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged options and to issue restricted stock is subject to the conditions described in Section 6.

13.  Material U.S. federal income tax consequences.

    The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the offer for U.S. citizens and residents. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders.

    We urge you to consult your own tax advisor with respect to the federal, state, local and foreign consequences of participating in the offer, as well as any tax consequences arising under the laws of any other taxing jurisdiction.

  General.

    There are no immediate tax consequences of receiving restricted stock in exchange for your options, unless you make an election under Section 83(b) of the Code (see below). Upon vesting in the restricted stock, you will be required to recognize compensation income in an amount equal to the fair market value of such restricted stock, based on the average of the high and low selling prices of our common stock on the vesting date, as reported in the composite transactions of The Wall Street Journal. All taxes that must be withheld with respect to that income will be due immediately to UNOVA (or the UNOVA subsidiary that employs you). Unless you file an election under Section 83(b), you will be required to arrange for payment of the withholding tax obligation when your restricted stock vests by a check made payable to UNOVA (or the UNOVA subsidiary that employs you) or by a payroll tax deduction or by a combination of those two methods.

    Your tax basis for the restricted stock is the amount included in your compensation income on the vesting date. The holding period for long term capital gain treatment on any subsequent sale of the restricted stock begins on the vesting date.

  Section 83(b) election.

    If you choose to make an election under Section 83(b) of the Code, you must file it with the Internal Revenue Service within 30 days of the exchange date. If you make a Section 83(b) election, you will be required to recognize compensation income at the time of the exchange in an amount equal to the fair market value of the restricted stock on the date of the exchange based on the average of the high and low prices of our common stock on the vesting date, as reported in the composite transactions of The Wall Street Journal, and you will be required to pay all applicable taxes at that time by submitting the appropriate amount to us by check, by authorizing us to withhold that amount from your next pay check, or by a combination of the two methods. If any of the restricted stock is subsequently forfeited, i.e., you leave UNOVA or one of our subsidiaries before the shares are fully vested, you are not entitled to a deduction for the loss associated with the forfeited shares, nor are you entitled to a refund of the taxes paid. However, having made the filings, if you hold the restricted stock until after the shares vest (assuming you remain employed by us and the shares are not forfeited) and subsequently sell the shares of common stock issued upon vesting, any gain (in excess of the compensation income recognized on the date of the exchange) will be taxed as capital gain as opposed to ordinary income. If the shares have been held for more than one year, the capital gain will be subject to long-term tax rates.

    If you make a Section 83(b) election, your tax basis for the restricted stock is the amount included in your compensation income on the date of the exchange. The holding period on the restricted stock begins on the day after the exchange.

  Incentive stock options.

    Certain of the eligible options subject to this Offer to Exchange are intended to qualify as "incentive stock options." You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for restricted stock. We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the IRS may characterize our Offer to Exchange to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options. If you choose not to exchange your eligible options, we recommend that you consult with your own tax advisor to determine the tax consequences of the sale of the common stock that you will receive when you exercise those options.

  Withholding taxes.

    At the time you recognize compensation income (either upon vesting or if you make an election under Section 83(b) of the Code upon grant), we will have a withholding tax obligation, much like the obligation that arises when we pay you your salary or a bonus. This compensation income will be reflected on your year-end W-2.

    If you do not make a Section 83(b) election with respect to all of your restricted stock, you will be able to pay the withholding tax obligation by check or an authorized payroll deduction (or a combination of those two methods) at the time of vesting. In order to facilitate the payment of this withholding obligation at that time, the following will happen:

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  Approximately 30 days before each vesting date, we will inform you of the estimated amount of withholding taxes you will be required to pay when your restricted stock vests. We will also ask you whether you would like to pay the withholding taxes:

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  by delivering us a check made payable to UNOVA or the subsidiary that employs you;

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  by having us withhold additional amounts from the paycheck you receive immediately after the vesting date; or

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  by a combination of any of those two methods of payment.

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  Whether you pay your withholding taxes by a check or authorized payroll deduction, you will be required to give us your check or authorization form not later than ten days before the vesting date.

  •
  The amount of withholding taxes you owe will be based on the average of the high and low selling prices closing price of our stock on the last trading day before each vesting date, as reported in the composite transactions of The Wall Street Journal. We will attempt to estimate the correct amount of withholding taxes you will be required to pay us. However, it is possible that our estimate will be different than the amount actually required to satisfy the withholding tax obligations. To the extent that our estimate is inaccurate, we will accordingly increase or decrease the net amount of your next payroll check by the amount of the discrepancy.

  •
  If you do not make arrangements with us for payment of your withholding obligation, we will deduct the full amount from your paychecks until the obligation is paid in full. As a result of such a deduction, your net pay may be reduced substantially for one pay period or you may not receive any net pay for one or more pay periods.

    If you make an election under Section 83(b) of the Internal Revenue Code, you will be required to notify us when you make the election. At that time, we will notify you of the amount of the withholding tax due in connection with your election and give you the option of arranging for payment of that obligation in the manner described above.

14.  Tax and other legal consequences for employees based outside the United States.

    If you are an employee residing outside of the United States and we have made this offer available to you, the tax and other legal consequences of electing to exchange your eligible stock options for restricted stock will substantially differ from those described herein. You may be liable for tax and social insurance contributions on the fair market value of the restricted stock at the time it is granted to you in connection with your exchange of eligible options. In addition, you may have exchange control reporting obligations associated with the transfer of funds in connection with the restricted stock or the ownership of foreign shares of stock. A summary of the tax and other legal consequences in your country of acceptance of the offer can be found in the Addendum to the Offer to Exchange enclosed for employees residing outside of the United States. However, this summary is general in nature and may not apply to your specific circumstances. Therefore, you should consult an advisor in your own country to determine the tax and other legal consequences that apply to your specific circumstances.

    If you become liable for payment of withholding taxes in your country, UNOVA or the subsidiary that employs you will notify you of the estimated amount of the obligation and give you the option of paying it in the manner described above for United States taxpayers.

15.  Extension of offer; termination; amendment.

    We may at any time and from time to time, extend the period of time during which the Offer to Exchange is open and delay accepting any options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders. Prior to the expiration date to terminate or amend the Offer to Exchange, we may postpone our decision of whether or not to accept and cancel any eligible options in our discretion. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

    As long as we comply with any applicable laws, we may amend the Offer to Exchange in any way, including decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of eligible options to be exchanged in the Offer to Exchange. We may amend the Offer to Exchange at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 a.m., Pacific time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the Offer to Exchange will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release.

    If we materially change the terms of the Offer to Exchange or the information about the Offer to Exchange, or if we waive a material condition of the Offer to Exchange, we will extend the Offer to Exchange to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

  •
  increase or decrease what we will give you in exchange for your options;

  •
  increase or decrease the number or type of options eligible to be exchanged in the offer; or

  •
  extend the offer period.

    If the Offer to Exchange is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the Offer to Exchange for a period of at least ten business days after the date the notice is published.

16.  Fees and expenses.

    We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange eligible options under this Offer to Exchange.

17.  Additional information.

    This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options: (a) our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on March 23, 2001; (b) our definitive proxy statement for our 2001 annual meeting of stockholders, filed with the SEC on March 23, 2001; (c) our quarterly reports on Form 10-Q for the quarters ended March 31, 2001, and June 30, 2001; and (d) the description of our common stock included in our registration statement on Form 10, which was filed with the SEC on August 18, 1997, including any amendments or reports we file for the purpose of updating that description. The SEC file number for these filings is 001-13279. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	7 World Trade Center Suite 1300 New York, New York 10048	500 West Madison Street Suite 1400 Chicago, Illinois 60661

    You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at www.sec.gov. Our common stock is listed on the New York Stock Exchange under the symbol "UNA", and our SEC filings can be read at the following New York Stock Exchange address:

20 Broad Street
7th Floor
New York, New York 10005

    We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

UNOVA, Inc.
Attn: Investor Relations
21900 Burbank Boulevard
Woodland Hills, California 91367-7418

or by telephoning our Investor Relations department at (818) 992-3000 between the hours of 9:00 a.m. and 5:00 p.m., Woodland Hills, California, local time. In addition, you may find certain of our SEC filings on the UNOVA internet site, www.unova.com, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, reports of significant corporate developments on Form 8-K, our 1999 plan (contained in our 1999 proxy statement) and our 2001 plan (contained in the latest proxy statement). As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. The information contained in this Offer to Exchange about UNOVA should be read together with the information contained in the documents to which we have referred you.

18.  Forward looking statements; miscellaneous.

    Statements made in this Offer to Exchange may qualify as forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

UNOVA, Inc., August 24, 2001

EXHIBIT I

INTERESTS OF ELIGIBLE DIRECTORS AND OFFICERS

Name and Position	Number of Eligible Options Held as of August 22, 2001	Percentage of Total Number of Eligible Options	Number of Shares of Restricted Stock Issuable if All Eligible Options are Tendered
Daniel S. Bishop Senior Vice President, General Counsel and Secretary	105,000	7.5%	26,250
Larry D. Brady Chairman of the Board, President and Chief Executive Officer	430,000	30.8	107,500
James A. Herrman Senior Vice President	40,000	2.8	10,000
Elmer C. Hull, Jr. Vice President and Treasurer	12,000	0.9	3,000
Michael E. Keane Senior Vice President and Chief Financial Officer	60,000	4.3	15,000
Dana M. Kelley Controller	5,000	0.4	1,250
Thomas O. Miller Vice President	50,000	3.6	12,500
Kyle H. Seymour Senior Vice President	45,000	3.2	11,250

I–1

SCHEDULE A

INFORMATION ABOUT THE DIRECTORS AND
EXECUTIVE OFFICERS OF UNOVA, INC.

    The directors and executive officers of UNOVA, Inc., and their positions and offices as of August 22, 2001, are set forth in the following table:

Name	Position and Office(s) Held
Paul Bancroft, III	Director
Daniel S. Bishop	Senior Vice President, General Counsel and Secretary
Larry D. Brady	Director, Chairman, President and Chief Executive Officer
Joseph T. Casey	Director
Stephen E. Frank	Director
Claire W. Gargalli	Director
James A. Herrman	Senior Vice President
Elmer C. Hull, Jr.	Vice President and Treasurer
Michael E. Keane	Senior Vice President and Chief Financial Officer
Dana M. Kelley	Controller
Thomas O. Miller	Vice President
Steven B. Sample	Director
Kyle H. Seymour	Senior Vice President
William D. Walsh	Director

The address of each director and executive officer is: c/o UNOVA, Inc., 21900 Burbank Boulevard, Woodland Hills, California 91367-7418.

A–1

SCHEDULE B

COUNTRIES OF ELIGIBLE SUBSIDIARIES

United States

Germany

Italy

Mexico

Spain

Sweden

United Kingdom

B–1

Addendum for Employees in Germany

This guide has been prepared to provide you with a summary of issues regarding your election to exchange eligible stock options ("Options") previously granted to you by UNOVA, Inc. (the "Company") for restricted shares of common stock of the Company ("Restricted Stock").

Tax Information
This summary is based on the tax laws in effect in your country as of August 2001. It does not necessarily address all local and provincial tax laws that may apply to you. Tax laws are often complex and can change frequently.

Please note that this summary is general in nature, that it may not apply to your particular situation, and that the Company is not in a position to assure you of any particular tax result. Accordingly, you are advised to seek appropriate professional advice as to how the tax rules in your country apply to your specific situation.

Exchange of Stock Options for Restricted Stock and Issuance of Restricted Stock
If you elect to exchange your Options for Restricted Stock, you will also be subject to tax when the Restricted Stock is issued to you. You will also be subject to income tax and social security contributions on the fair market value of the Restricted Stock on the date of the issuance.

Forfeiture of Restricted Stock
If you leave the Company before any of your Restricted Stock vests or otherwise forfeit your rights to the Restricted Stock, you will have "negative" income in the amount of the fair market value of the Restricted Stock at the time of grant.

Vesting of Restricted Stock
When your Restricted Stock vests, you will not be subject to tax.

Dividends
If the Company declares a dividend with respect to its common stock, you will be entitled to receive dividends on your Restricted Stock. If you receive dividends, you will have to pay income tax in Germany on the amount that you receive. In addition, you will be subject to federal income tax withholding at source in the U.S. You may be entitled to claim a foreign tax credit for the U.S. federal income tax withheld.

Sale of Restricted Stock
When you sell your Restricted Stock, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the Restricted Stock on the date of the grant unless all of the following conditions are met: 1) you have held the Restricted Stock for at least 12 months; 2) you have not, at any time during the past five years, held 10% or more of the stated capital of the Company (as of 2002, 1% or more); and 3) you did not hold the Restricted Stock as a business asset. If you meet all of these conditions, you will not be subject to tax when you sell your Restricted Stock.

Withholding and Reporting
Under current laws, withholding and reporting for income tax and social insurance are required when you are granted Restricted Stock. Your employer will withhold income tax and social insurance contributions when you are granted Restricted Stock. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

Exchange Controls
You must report any receivables or payables or debts in foreign currency exceeding an amount of DM3,000,000 on a monthly basis. In addition, you must report on an annual basis your participation in the Company in the unlikely event that it exceeds 10% of the total of the voting capital.

Addendum for Employees in Italy

This guide has been prepared to provide you with a summary of issues regarding your election to exchange eligible stock options ("Options") previously granted to you by UNOVA, Inc. (the "Company") for restricted shares of common stock of the Company ("Restricted Stock").

Tax Information
This summary is based on the tax laws in effect in your country as of August 2001. It does not necessarily address all local and provincial tax laws that may apply to you. Tax laws are often complex and can change frequently.

Please note that this summary is general in nature, that it may not apply to your particular situation, and that the Company is not in a position to assure you of any particular tax result. Accordingly, you are advised to seek appropriate professional advice as to how the tax rules in your country apply to your specific situation.

Exchange of Stock Options for Restricted Stock and Issuance of Restricted Stock
If you elect to exchange your Options for Restricted Stock, you will be subject to tax when the Restricted Stock is issued to you. You will also be subject to income tax and social security contributions on the fair market value of the Restricted Stock on the date of the issuance. The fair market value of the Restricted Stock will be determined by averaging the trading price of Company's common stock for the 30 days prior to the grant date of the Restricted Stock.

Forfeiture of Restricted Stock
If you leave the Company before any of your Restricted Stock vests or otherwise forfeit your rights to the Restricted Stock, you may suffer adverse tax consequences. Specifically, you may not be able to get a refund of the tax that you already paid at the time of the grant of Restricted Stock.

Vesting of Restricted Stock
When your Restricted Stock vests, you will not be subject to tax.

Dividends
If the Company declares a dividend with respect to its common stock, you will be entitled to receive dividends on your Restricted Stock. If you receive dividends, you will have to pay income tax in Italy on the amount that you receive. In addition, you will be subject to federal income tax withholding at source in the U.S. You may be entitled to claim a foreign tax credit for the U.S. federal income tax withheld.

Sale of Restricted Stock
When you sell your Restricted Stock, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the Restricted Stock on the date of the grant.

Withholding and Reporting
Under current laws, withholding and reporting for income tax and social insurance contributions are required when you are granted Restricted Stock. Your employer will withhold income tax and social insurance contributions when you are granted Restricted Stock. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

Exchange Controls
You must report any transfers of cash or shares to or from Italy exceeding ITL 20 million and any foreign investments or investments held abroad exceeding ITL 20 million if the investments may result in income taxable in Italy.

Addendum for Employees in Mexico

This guide has been prepared to provide you with a summary of issues regarding your election to exchange eligible stock options ("Options") previously granted to you by UNOVA, Inc. (the "Company") for restricted shares of common stock of the Company ("Restricted Stock").

Tax Information
This summary is based on the tax laws in effect in your country as of August 2001. It does not necessarily address all local and provincial tax laws that may apply to you. Tax laws are often complex and can change frequently.

Please note that this summary is general in nature, that it may not apply to your particular situation, and that the Company is not in a position to assure you of any particular tax result. Accordingly, you are advised to seek appropriate professional advice as to how the tax rules in your country apply to your specific situation.

Exchange of Stock Options for Restricted Stock and Issuance of Restricted Stock
If you elect to exchange your Options for Restricted Stock, you will likely be subject to tax when the Restricted Stock is issued to you. You will also likely be subject to income tax and social security contributions on the fair market value of the Restricted Stock on the date of the issuance.

Forfeiture of Restricted Stock
If you leave the Company before any of your Restricted Stock vests or otherwise forfeit your rights to the Restricted Stock, you may suffer adverse tax consequences. Specifically, you may not be able to get a refund of the tax that you already paid at the time of the grant of Restricted Stock.

Vesting of Restricted Stock
When your Restricted Stock vests, you will probably not be subject to tax provided you paid tax at grant of the Restricted Stock.

Dividends
If the Company declares a dividend with respect to its common stock, you will be entitled to receive dividends on your Restricted Stock. If you receive dividends, you will have to pay income tax in Mexico on the amount that you receive. In addition, you will be subject to federal income tax withholding at source in the U.S. You may be entitled to claim a foreign tax credit for the U.S. federal income tax withheld.

Sale of Restricted Stock
When you sell your Restricted Stock, you will be subject to capital gains tax on the difference between the sale price and the amount of income that you paid tax on at grant (and vesting, if any) with an adjustment for inflation, plus any brokerage fees or expenses that you incurred to sell the stock.

Withholding and Reporting
Under current laws, withholding and reporting for income tax and social insurance contributions are required when you are granted Restricted Stock. Your employer will withhold income tax and social insurance contributions when you are granted Restricted Stock. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

Addendum for Employees in Spain

This guide has been prepared to provide you with a summary of issues regarding your election to exchange eligible stock options ("Options") previously granted to you by UNOVA, Inc. (the "Company") for restricted shares of common stock of the Company ("Restricted Stock").

Tax Information
This summary is based on the tax laws in effect in your country as of August 2001. It does not necessarily address all local and provincial tax laws that may apply to you. Tax laws are often complex and can change frequently.

Please note that this summary is general in nature, that it may not apply to your particular situation, and that the Company is not in a position to assure you of any particular tax result. Accordingly, you are advised to seek appropriate professional advice as to how the tax rules in your country apply to your specific situation.

Exchange of Stock Options for Restricted Stock and Issuance of Restricted Stock
If you elect to exchange your Options for Restricted Stock, you will be subject to tax when the Restricted Stock is issued to you. The benefit that you receive will be considered compensation in-kind. You will also be subject to income tax and social security contributions on the fair market value of the Restricted Stock on the date of the issuance.

Forfeiture of Restricted Stock
If you leave the Company before any of your Restricted Stock vests or otherwise forfeit your rights to the Restricted Stock, you may be able to obtain a refund of the tax you paid at the time of the grant of Restricted Stock.

Vesting of Restricted Stock
When your Restricted Stock vests, you will not be subject to tax.

Dividends
If the Company declares a dividend with respect to its common stock, you will be entitled to receive dividends on your Restricted Stock. If you receive dividends, you will have to pay income tax in Spain on the amount that you receive. In addition, you will be subject to federal income tax withholding at source in the U.S. You may be entitled to claim a foreign tax credit for the U.S. federal income tax withheld.

Sale of Restricted Stock
When you sell your Restricted Stock, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the Restricted Stock on the date of the grant. If you hold the shares two years or less, the capital gain is taxed at the general income tax rate. If you hold the shares more than two years, the capital gain will be taxed at a 20% flat rate.

Withholding and Reporting
The benefit you receive from the grant of Restricted Stock will be considered compensation in-kind subject to payment on account. You will be responsible for the payment on account liability with respect to the Restricted Stock and this amount will be withheld from your salary. You will be entitled to deduct the payment on account and obtain a tax credit from your income tax obligation. In addition, if social insurance contributions are due, because you have not exceeded the monthly limits, your employer will have to withhold the amount due from your salary. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

Exchange Controls
You should report the acquisition of Restricted Stock to the Spanish "Oficina de Política Comercial y de Inversiones Extranjeras" (the "OPCIE"), the Bureau for Commerical Policy and Foreign Investments, which is a department of the Ministry of Economy.

When receiving foreign currency payments derived from the ownership of your Restricted Stock (i.e., dividends), you must inform the financial institution receiving the payment, the basis upon which such payment is made. You will need to provide the institution with the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) further required information.

Addendum for Employees in Sweden

This guide has been prepared to provide you with a summary of issues regarding your election to exchange eligible stock options ("Options") previously granted to you by UNOVA, Inc. (the "Company") for restricted shares of common stock of the Company ("Restricted Stock").

Tax Information
This summary is based on the tax laws in effect in your country as of August 2001. It does not necessarily address all local and provincial tax laws that may apply to you. Tax laws are often complex and can change frequently.

Please note that this summary is general in nature, that it may not apply to your particular situation, and that the Company is not in a position to assure you of any particular tax result. Accordingly, you are advised to seek appropriate professional advice as to how the tax rules in your country apply to your specific situation.

Exchange of Stock Options for Restricted Stock and Issuance of Restricted Stock
If you elect to exchange your Options for Restricted Stock, you will be subject to tax when the Restricted Stock is issued to you. You will also be subject to income tax and social insurance contributions on the fair market value of the Restricted Stock on the date of the issuance.

Forfeiture of Restricted Stock
If you leave the Company before any of your Restricted Stock vests or otherwise forfeit your rights to the Restricted Stock, you may suffer adverse tax consequences. Specifically, you may not be able to get a refund of the tax that you already paid at the time of the grant of Restricted Stock.

Vesting of Restricted Stock
When your Restricted Stock vests, you will not be subject to tax.

Dividends
If the Company declares a dividend with respect to its common stock, you will be entitled to receive dividends on your Restricted Stock. If you receive dividends, you will have to pay capital gains tax in Sweden on the amount that you receive. In addition, you will be subject to federal income tax withholding at source in the U.S.

Sale of Restricted Stock
When you sell your Restricted Stock, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the Restricted Stock on the date of the grant.

Withholding and Reporting
Under current laws, withholding and reporting for income tax and social insurance contributions are required when you are granted Restricted Stock. Your employer will withhold income tax and social insurance contributions when you are granted Restricted Stock. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

Exchange Controls
You are required to inform the tax authorities of foreign shares held in accounts abroad. You must provide the tax authorities with an "undertaking" from the foreign stockbroker holding the shares. If you fail to file the undertaking form or the broker fails to file an annual report, the tax authorities may instruct you to close your foreign account.

Addendum for Employees in the United Kingdom

This guide has been prepared to provide you with a summary of issues regarding your election to exchange eligible UK approved stock options and UK unapproved options (collectively, "Options") previously granted to you by UNOVA, Inc. (the "Company") under the UK Sub-Plan of the Unova, Inc. 1999 Stock Incentive Plan (the "UK Approved Sub-Plan") and the Unova, Inc. 1999 Stock Incentive Plan (the "Plan") for restricted shares of common stock of the Company ("Restricted Stock").

Tax Information
This summary is based on the tax laws in effect in your country as of August 2001. It does not necessarily address all local and provincial tax laws that may apply to you. Tax laws are often complex and can change frequently.

Please note that this summary is general in nature, that it may not apply to your particular situation, and that the Company is not in a position to assure you of any particular tax result. Accordingly, you are advised to seek appropriate professional advice as to how the tax rules in your country apply to your specific situation.

Exchange of Stock Options for Restricted Stock and Grant of Restricted Stock
If the Company granted you Options under its UK Approved Sub-Plan, you were not subject to income tax or National Insurance Contributions ("NICs") on the grant or exercise of the Option if the conditions for UK approved options were met.

If the Company granted you Options that were U.K. unapproved Options, you were not subject to income tax or NICs at grant, but you are likely subject to tax and NICs at exercise on the difference between the fair market value of the shares at exercise and the option price.

If you elect to exchange your Options (whether UK approved or UK unapproved) for Restricted Stock, you will be subject to income tax and NICs upon the exchange. You will be subject to income tax and NICs on the fair market value of the Restricted Stock at the time of the exchange. The fair market value of the Restricted Stock is to be determined by Inland Revenue by taking the fair market value of the common stock of the Company and applying a discount to it to reflect the restrictions imposed on the Restricted Stock.

Forfeiture of Restricted Stock
If you leave the Company before any of your Restricted Stock vests or otherwise forfeit your rights to the Restricted Stock, then you may suffer adverse tax consequences. Specifically, you will not be able to get a refund of the income tax and NICs that you already paid at the time of the exchange.

Vesting of Restricted Stock
When your Restricted Stock vests and the restrictions lapse, you will be subject to additional income tax and NICs on an amount based upon the discount from the fair market value of the shares at grant that you did not previously pay tax on with respect to the vested shares and on the appreciation in value of the vested shares from the grant date to the vesting date. Because the Restricted Stock vests incrementally over a three-year period (on the first, second and third anniversaries of the grant date of the Restricted Stock), you will have to pay income tax and NICs, as described above, on each vesting date, assuming that you are still employed by your current employer at the time the Restricted Stock vests.

Dividends
If the Company declares a dividend with respect to its common stock, you will be entitled to receive dividends on your Restricted Stock. If you receive dividends, you will have to pay income tax in the U.K. on the amount that you receive. In addition, you will be subject to federal income tax withholding at source in the U.S. You may be entitled to claim a foreign tax credit for the U.S. federal income tax withheld.

Sale of Restricted Stock
When you sell your Restricted Stock, you will be subject to capital gains tax on the difference between the sale price and the amount that you previously paid tax on. However, capital gains tax is only payable on gains in excess of the annual personal exemption in any tax year. For the tax year April 6, 2001 to April 5, 2002, this personal exemption is of £7,500. In addition, capital gains are also subject to tapering relief, pursuant to which the amount of any gain subject to capital gains tax is reduced depending upon the number of years the shares are held prior to sale.

Withholding and Reporting
Under current laws, withholding and reporting for income tax and NICs are required at the time you are granted Restricted Stock and when your Restricted Stock vests. Your employer will withhold income tax and NICs. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

QuickLinks

IMPORTANT
Table of Contents
Summary Term Sheet
The Offer
UNOVA Stock Performance By Quarter 1999-Present High, Low, & Average Closing Prices
EXHIBIT I INTERESTS OF ELIGIBLE DIRECTORS AND OFFICERS
SCHEDULE A
INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF UNOVA, INC.
SCHEDULE B COUNTRIES OF ELIGIBLE SUBSIDIARIES